Exhibit 99.1
Spherix Commences Federal Litigation Against Juniper for Patent Infringement-Spherix Continues Monetization of Famous Nortel Patents

BETHESDA, MD, May 5, 2014 /PRNewswire/ -- Spherix Incorporated (NASDAQ: SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, commenced litigation against Juniper Networks, Inc. (NYSE: JNPR), in the United States District Court for the District of Delaware, alleging that the Sunnyvale, California based company infringes five patents owned by Spherix.

The patents asserted in the litigation were developed by Nortel Networks and acquired by Spherix in December 2013.  The technology at issue relates to routers and switches sold by Juniper that move data across a network and are five of the same patents previously asserted by Spherix against Cisco.  Spherix contends that the scope of Juniper’s infringement of the asserted patents has been and continues to be substantial.  Juniper is one of the world’s largest manufacturers and sellers of routing and switching products for high-performance networks.  The complaint alleges that for Juniper’s fiscal year ending December 31, 2013, Juniper had revenues of over $2.24 billion from routers, $638 million from switches and more than $790 million from services.  Similar revenues were reported for Juniper’s 2011 and 2012 fiscal years.  The complaint goes on to allege that the majority of Juniper’s revenue from at least January 1, 2011 until the present is and has been generated by products and services implementing technology that infringes the asserted patents.

Anthony Hayes, Chief Executive Officer of Spherix, stated, “This is the latest step in our efforts to monetize the intellectual property developed by world famous Nortel Networks.  To date, we have filed infringement lawsuits against Cisco, AT&T, Uniden, VTech, and T-Mobile, and today announce our suit against Juniper Networks. We are continuing to execute on our monetization strategy and look to further expand revenue and value for the Company.”

About Spherix
Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:
Hayden/ MS-IR
Brett Mass
Phone: (646)-536-7331
Email: brett@haydenir.com
 www.haydenir.com

Spherix Contact:
Phone: (703) 992-9325
Email:info@spherix.com
www.spherix.com